Exhibit 99.1

Tivic Health and Feinstein Institute Present New Data Showing

Personalized Vagus Nerve Stimulation Method Optimizes Impact on Autonomic Nervous System

Advances Tivic’s Development of Non-Invasive VNS Devices Aimed at Treating Inflammatory, Cardiac and Neurologic Disorders

FREMONT, Calif. – March 6, 2025– Tivic Health® Systems, Inc. (Nasdaq: TIVC), a diversified therapeutics company, announced today new data that shows personalizing its non-invasive vagus nerve stimulation (ncVNS) method optimized the stimulation’s impact on autonomic nervous system activity. Tivic Health believes these findings strongly support its strategy to develop highly personalized neuromodulation devices that can better address inflammatory, cardiac and neurologic disorders compared to current, more invasive treatment options.

The data were presented in a poster presentation, titled, “Autonomic, Cardiac, and Neural Effects from Non-Invasive Cervical Vagus Nerve Stimulation,” at the Sixth Bioelectronic Medicine Summit, March 4 & 5. The findings were based on Tivic’s collaboration with The Feinstein Institute of Medicine, one of the global scientific leaders in bioelectronic medicine.

“These promising findings reinforce Tivic’s premise that non-invasive bioelectronic devices can effectively treat inflammatory, cardiac and neurologic disorders without invasive surgeries or pharmaceuticals - both of which carry burdensome side effects,” said Jennifer Ernst, CEO of Tivic Health. “With these new data secured with pending patents, we believe that we have demonstrated the potential for developing personalized, scalable bioelectronic therapies to treat patients in need.”

Tivic Health’s poster presentation, titled, “Autonomic, Cardiac, and Neural Effects from Non-Invasive Cervical Vagus Nerve Stimulation,” highlighted a novel ncVNS approach and its ability to modulate autonomic nervous system (ANS) function and brain activity. Key results included:

1.
Personalized stimulation approach for optimal autonomic modulation:
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No single stimulation frequency had a universally dominant effect on HRV, highlighting the need for personalized neuromodulation strategies.
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Choosing the optimal ncVNS stimulation frequency for each study subject resulted in a meaningful increase in effect size of HRV change, paving the way for patient-specific therapy.
2.
Significant increase in heart rate variability (HRV), indicating enhanced parasympathetic activity:
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In 60% of participants (responders), raw HRV nearly doubled on average following ncVNS stimulation.
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Normalized HRV increased 2.67x post-stimulation, suggesting a strong activation of vagal tone and improved autonomic balance.

The data presented resulted from Tivic’s ongoing collaboration with the Feinstein Institute of Bioelectronic Medicine to advance high-precision vagus nerve stimulation in a non-invasive form factor.

About The Bioelectronic Medicine (BEM) Summit

The BEM Summit is a premier gathering of industry leaders, researchers, and clinicians exploring cutting-edge neurotechnologies and neuromodulation therapies. Hosted by the Feinstein Institutes for Medical Research, the event brings together experts in bioelectronic medicine, autonomic neuroscience, and inflammation research to discuss the latest advancements in the field.

About Tivic Health Systems, Inc.

Tivic Health is a diversified therapeutics company harnessing the power of the immune and autonomic nervous systems to fight disease and restore health. Tivic Health’s bioelectronic division is developing non-invasive medical devices that personalize key stimulation parameters for the vagus nerve to deliver meaningfully improved effects on measures of the autonomous nervous system compared to current treatments, which are often invasive, ineffective or both. Tivic Health’s biopharma division’s lead product candidate is the TLR5 agonist, Entolimod™, which is in late-stage studies to treat acute radiation syndrome. The FDA has granted Fast Track and Orphan Drug designation to Entolimod™.

Tivic Health already has an FDA-approved over-the-counter device, ClearUP™ that treats sinus pain and pressure and is available through online retailers and commercial distributors. For more information about Tivic Health, visit: https://ir.tivichealth.com

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of changes to the company’s relationship with the Feinstein Institute, future development of the company’s ncVNS treatment, changes to the company’s business strategy, clinical trial and study results, consummation of any strategic transactions, the company’s need for, and ability to secure when needed, additional working capital, and the company’s ability to maintain its Nasdaq listing. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, under the heading “Risk Factors”; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

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Investor Contact:

Hanover International, Inc.

ir@tivichealth.com